Exhibit 3.6
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
OXiGENE, INC.
It is hereby certified that:

FIRST:	The name of the corporation is OXiGENE, Inc. (the “Corporation”).

SECOND:	The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article Fourth in its entirety and by substituting in lieu of the following:

“FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Ninety Million (190,000,000) shares, of which One Hundred Seventy-Five Million (175,000,000) shares are designated Common Stock, of the par value of One Cent ($0.01) per share, and Fifteen Million (15,000,000) shares are designated Preferred Stock, of the par value of One Cent ($0.01) per share.”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.
EXECUTED, effective as of this 8th day of February 2010.

OXiGENE, Inc.
By:	/s/ James B. Murphy
James B. Murphy
Vice President and Chief Financial Officer